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                                 Exhibit 99.2

                             FOR IMMEDIATE RELEASE
                             ---------------------

         BOSTON LIFE SCIENCES' COLLABORATING SCIENTISTS ELUCIDATE THE MECHANISM UNDERLYING AXON REGENERATION IN THE CENTRAL NERVOUS
                                 SYSTEM (CNS)


NOVEMBER 10, 1998--BOSTON, MA. BOSTON LIFE SCIENCES, INC. (NASDAQ: BLSI) announced that its collaborating scientists have presented new findings concerning the regulation of axon growth in CNS nerve cells. These findings were presented on November 8, 1998, at the annual meeting of the Society for Neuroscience by Dr. Larry Benowitz and colleagues from the Children's Hospital and Harvard Medical School in Boston. The findings have additionally just been published in The Journal of Biological Chemistry, vol. 273; pp. 29626-29634; 1998, the Company said.

"We regard these findings as extremely important, since they describe for the first time the intracellular pathway that may control axon growth in all nerve cells. We believe BLSI has established a very promising proprietary position regarding therapeutic intervention in this pathway; one that includes our two lead nerve regeneration compounds," stated Dr. Marc Lanser, Chief Scientific Officer at BLSI. "Subsequent research by our collaborating scientists in animals using one of BLSI's licensed compounds has not only reinforced the potential importance of this pathway in regenerating nerve cell axons, but also indicates that our compound has the apparent unique ability to regenerate axons in the functionally important pyramidal tracts that descend along the entire length of the spinal cord. Upon further confirmation of these preliminary anatomic findings, it would be, to our knowledge, the first time that any compound has been shown to substantially regenerate axons in the pyramidal tract, which is absolutely vital for achievement of functional recovery in humans," added Dr. Lanser.

Given the importance of pyramidal tract regeneration, we believe that these results obtained in a highly recognized model demonstrate BLSI's leading role in the field of CNS nerve regeneration. However, only clinical trials can determine whether these preliminary anatomic results will translate into functional recovery in humans," stated David Hillson, President of BLSI. "This success has strengthened our commitment to the development of these compounds for spinal cord injury, stroke, and eventually chronic CNS degenerative diseases as well," added Mr. Hillson.

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. Products awaiting FDA review, in clinical trials or in preclinical development by BLSI include THERAFECTIN for the treatment of Rheumatoid Arthritis; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; AF1 and others for the potential treatment of stroke and spinal cord injury; Troponin as an anti-angiogenic treatment for cancer, and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.


The foregoing contains forward-looking statements with regard to product development, which may not be realized due to the uncertainties inherent in the research and development process, including applying laboratory results to the design and completion of clinical trials.

For further information please contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200

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